Exhibit 99.1

Contact: Michael Umana
Chief Financial Officer
(781) 251-4712
\FOR IMMEDIATE RELEASE\
John Swanson
Swanson Communications, Inc.
(516) 671-8582

LOJACK CORP. REPORTS RECORDS FOR FIRST QUARTER REVENUE, GROSS MARGIN AND EARNINGS PER SHARE

Westwood, MA. May 2  - LoJack Corporation (NASDAQ GS: “LOJN”) reported today that revenue for the first quarter ended March 31, 2007 increased 7% to $54.1 million from $50.7 million in the same quarter of the prior year.

Net income for the first quarter more than doubled to $6.1 million, or $0.32 per fully diluted share, up from $2.9 million, or $0.15 per fully diluted share for the same quarter a year ago.

Gross margin dollars for the first quarter increased 14% to $29.7 million, compared to $25.9 million for the same quarter last year, while gross margin as a percentage of revenue was 55% for the quarter, compared to 51% in the first quarter of 2006.

Operating income for the quarter more than doubled to $8.6 million from $4.1 million in the same period from the prior year.

In announcing the results, Richard T. Riley, Chairman and Chief Executive Officer said, “We are pleased with the overall results for the quarter. While consolidated revenue and the underlying growth in units were slightly below our expectations for the quarter, we are particularly pleased with the improvement of our gross margin by approximately 400 basis points. This significant improvement was driven by the successful execution of initiatives to manage our operating cost structure, which primarily included efforts to reduce the manufactured cost of our products. Our efforts in this area began in 2006 with a stated goal of improving our operating cost structure to bring it back in line with our historical experience prior to the implementation of our bulk installation program. The significant effort of our entire organization is driving measurable results. Additionally, our gross margin benefited from approximately $0.5 million of royalty revenue related to the exercise of warrants in a licensee, which was greater than expected.”

Domestic revenue in the first quarter increased 9% to $38.4 million from $35.2 million in the prior year, driven by a 7% increase in unit volume. Domestic gross margin dollars grew 19% compared to the first quarter of 2006 and gross margin as a percentage of revenue was 55% compared to 51% in the same quarter last year.

Mr. Riley said, “Our domestic unit sales increase in the first quarter was slightly less than expected, as dealer bulk installation volume was relatively consistent quarter over quarter and both LoJack and third party installations drove our growth. As such, our third party installation business increased to approximately 47% of total automotive installations, a level higher than anticipated. We now anticipate that our automotive bulk installations will be between 25% and 30% of our total domestic automotive installations in 2007. As demonstrated over the last few years, we expect to continue to experience slight shifts among the various automotive installation models, as our customers decide what is best for each of their businesses. Additionally, commercial unit volume did not meet our expectations for the quarter due the economic challenges in the construction sector.”

International revenue in the first quarter grew 5% to $11.2 million from $10.7 million in the quarter of the prior year, primarily attributable to a 17% increase in unit volume. International gross margin dollars increased 19% from the first quarter of 2006 and gross margin as a percentage of revenue was 57% compared to 50% in the same period last year.

Mr. Riley said, “Our international business continues to perform well. Our growth reflects expectations of double-digit unit growth and relatively flat corresponding revenue as a result of the change in our Brazilian sourcing strategy, which is based on a lower product cost to LoJack and a lower selling price to our licensee. I am also happy to report that we have successfully resolved the delays related to importing units into Brazil and we continue to make steady progress in Italy and China.”

Revenue for the first quarter at Boomerang Tracking declined 6% to $4.5 million from $4.8 million in the same quarter of the prior year. Gross margin as a percentage of revenue was 53% compared to 57% in the first quarter of the prior year.

Mr. Riley said, “We are pleased that our efforts to reverse the long standing trends at Boomerang are having a positive impact, as unit sales in the quarter were up 11% from prior year levels, the first year over year increase since before LoJack acquired the company in 2004. Our gross margin at Boomerang reflects deployment of new, innovative technology, which is more expensive than the prior technology used, as we once again set a new standard for stolen vehicle recovery in Canada. This new technology continues to create the desired effect.

“We remain focused on our strategic plans to expand international operations, increase penetration in the domestic car market and develop new products with application both domestically and internationally. The strength of our business model enables us to continue expanding our core businesses, while investing in programs to drive future growth.

“For 2007, we now expect that revenue will grow by approximately 8% to 10%, net income will grow by 31% to 34% and earnings per fully diluted share will grow by approximately 33% to 36%. Additionally, we expect gross margin as a percentage of revenue will improve to 55% to 56% for the year, which will represent a record high for the last seven years.”

In December of 2006, the LoJack Board of Directors increased the remaining authorization of LoJack’s stock repurchase program to 2,000,000 shares of the company’s common stock. During the quarter ended March 31, 2007, the company repurchased approximately 305,000 shares at an average price of $19.25. At March 31, 2007, approximately 1,695,000 shares of LoJack common stock remain authorized for repurchase under this program.

About LoJack

LoJack Corporation, the company that invented the stolen vehicle recovery market two decades ago, is the global leader in tracking and recovering valuable mobile assets. The company’s time-tested system is optimized for recovering stolen mobile assets through its proven Radio Frequency technology and unique integration with law enforcement agencies in the United States that use LoJack's in-vehicle tracking equipment to recover cars, trucks, commercial vehicles, construction equipment and motorcycles. The company’s Stolen Vehicle Recovery System delivers a better than 90 percent success rate and has helped recover more than $4 billion in stolen LoJack-equipped assets worldwide. Today LoJack operates in 26 states and the District of Columbia, and in 29 countries throughout North America, South America, Europe, Africa and Asia.

To access the webcast of the company’s conference call to be held at 9:00 AM EDT, Wednesday, May 2, 2007, log onto www.lojack.com (click “Investors”, click “Earnings Conference Call Webcast”). An archive of the webcast will be available through www.lojack.com until superseded by the next quarter’s earnings release and related webcast.

From time to time, information provided by the company or statements made by its employees may contain “forward-looking” information, which involve risks and uncertainties. Any statements in this news release that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the company’s market and customers, the company’s objectives and plans for future operations and products and the company’s expected liquidity and capital resources). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: the continued and future acceptance of the company’s products and services; the effectiveness of the company’s marketing initiatives; the rate of growth in the industries of the company’s customers; the presence of competitors with greater technical, marketing, and financial resources; the company’s ability to promptly and effectively respond to technological change to meet evolving customer needs; the extent of the company’s use of third party installers and distributors; capacity and supply constraints or difficulties; the company’s ability to successfully expand its operations and changes in general economic or geopolitical conditions. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the company, reference is made to the company’s Annual Report on Form 10-K for the year ended December 31, 2006.

The company undertakes no obligation to release publicly the result of any revision to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

# # #

LoJack Corporation and Subsidiaries
Condensed Income Statement Data

(in millions, except share and per share amounts)

	Three Months Ended March 31,
	2007	2006
	(unaudited)
Revenues	$54.1	$50.7

Cost of goods sold	24.4	24.8

Gross margin	29.7	25.9

Costs and expenses:
Product development	1.5	1.6
Sales & marketing	10.3	10.3
General and administrative	7.5	8.4
Depreciation and amortization	1.8	1.5
Total	21.1	21.8

Operating income	8.6	4.1

Other income (expense):
Interest income	0.5	0.3
Interest expense	(0.2)	(0.3)
Other	0.2	0.3
Total	0.5	0.3

Income before provision for income taxes	9.1	4.4
Provision of income taxes	3.0	1.5
Net income	$6.1	$2.9

Diluted earnings per share	$0.32	$0.15
Weighted average diluted common
shares outstanding	19,105,487	19,934,802

LoJack Corporation
Condensed Balance Sheets
(in millions, except share and per share amounts)

	March 31, 2007	December 31, 2006
	(unaudited)	(audited)
Assets
Current Assets:
Cash and equivalents	$25.2	$24.0
Short-term investments	28.9	22.4
Accounts receivable, net	39.0	37.6
Inventories	15.1	16.2
Prepaid expenses and other	4.0	4.1
Prepaid income taxes	--	2.1
Deferred income taxes	6.4	5.5
Total current assets	118.6	111.9

Property and equipment, net	21.5	21.5
Deferred income taxes	7.5	6.7
Intangible assets, net	6.2	6.4
Goodwill	46.7	46.3
Other assets	9.2	9.2
Total	$209.7	$202.0

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$11.8	$9.6
Accounts payable	8.2	6.4
Accrued and other liabilities	8.4	6.7
Current portion of deferred revenue	21.0	21.0
Accrued compensation	3.6	6.8
Total current liabilities	53.0	50.5

Long term debt	8.0	9.2
Deferred revenue	28.2	27.8
Deferred income taxes	2.1	2.2
Other accrued liabilities	1.3	--
Accrued compensation	2.5	2.3
Total liabilities	95.1	92.0

Commitments & Contingent Liabilities	--	--

Minority interest	--	--

Stockholders’ equity:
Common stock	0.2	0.2
Additional paid in capital	32.8	33.7
Accumulated & other comp. inc.	2.7	2.4
Retained earnings	78.9	73.7
Total stockholders equity	114.6	110.0
Total	$209.7	$202.0

NOTE: The full text of this news release can be accessed for 30 days at www.prnewswire.com. This news release as well as current financial statements may also be accessed on the Internet at www.lojack.com. Each quarter’s release is archived on the LoJack website under “Investor Relations” during the fiscal year (click “About LoJack Corporation”, click “Investor Relations”, click “Quarterly Financial Releases”). The company’s Annual Report, Form 10-Q and Form 10-K filings are also available on its website. Copies of the company’s financial information, including news releases, may also be obtained by contacting Swanson Communications, Inc. at (516) 671-8582.